Exhibit 99.2

Transcript: JBI Investor Call
April 2, 2013, 11:00 am EST

CHRIS IRONS

Hello everyone. It is my pleasure to welcome you today and start this Investor Update call.

My name is Chris Irons.

I am the Corporate Communications and Investor Relations Manager for JBI, Inc.

We’ve had time to comb through all the questions that were submitted during the registration process for this call and have taken them into consideration in developing today’s presentation. Thank you for your submissions.

Our presenters today will be:

Kevin Rauber, CEO
Matthew Ingham, CFO
Tony Bogolin, COO
And John Bordynuik, Chief of Technology

Before I introduce our first speaker, let me take a moment to review some regulatory context for understanding this call.

The information presented in this presentation contains “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of the 1995, that involve a number of risks and uncertainties. Such forward-looking statements include, but are not limited to, statements with respect to management’s current beliefs, plans, strategies, objectives, goals and expectations, including expectations about the future financial or operating performance of our Company and its projects, capital expenditures, capital needs, government regulation of the industry, environmental risks, limitations of insurance coverage, and the timing and possible outcome of regulatory matters, including the granting of patents and permits. Words such as “expect”, “anticipate”, “intend”, “attempt”, “may”, “will”, “plan”, “believe”, “seek”, “estimate”, and variations of such words and similar expressions are intended to identify such forward-looking statements.

The potential risks and uncertainties that could cause actual results to differ materially from those expressed, implied or forecasted herein may include, without limitation, risks associated with general business, economic, competitive, political and social uncertainties; risks associated with changes in project parameters as plans continue to be refined; risks associated with failure of plant, equipment or processes to operate as anticipated; risks associated with accidents or labor disputes; risks associated in delays in obtaining governmental approvals or financing, or in the completion of development or construction activities; risks associated with financial leverage and the availability of capital; risks associated with the price of commodities and the inability of our Company to control commodity prices; risks associated with the regulatory environment within which our Company operates; risks associated with litigation including the availability of insurance; and risks posed by competition.

Further information on the factors that could affect the Company’s financial results can be found in the Company’s filings with the Securities and Exchange Commission,  including the Company’s Annual Report on Form 10-K, which was filed on March 15, 2013.

Now, I’d like to introduce Kevin Rauber, Chief Executive Officer of JBI, Inc.

KEVIN RAUBER

Welcome to everyone on the call today. I’m very glad to be here and thank each of you for taking time from your schedule to join us.

Last time I spoke to you was at the Annual General Meeting in July 2012. These last 9 months have flown by. We’ve been extremely busy here at JBI.

On March 15, we issued our 10-K Annual Report for 2012. It was the most comprehensive snapshot of operations that the company has presented since inception.

In today’s call we will:

1. Highlight and discuss certain aspects of the 10-K Annual Report and our annual results;

2. Discuss what has happened since year-end; and

3. Offer some insight into what we believe the future looks like.

KEVIN RAUBER

JBI’s business plan remains the same as we outlined at the 2012 AGM. There are three primary components to our business model:

1. The procurement of plastic feedstock
2. Processing that feedstock through our Plastic2Oil solution, or as we call it ‘P2O’, and
3. Selling the fuel that we produce

It’s been almost a year since I joined JBI, and in that time my perception of the business model has not changed. It is still this simple.

I am even more convinced that JBI is better positioned than it’s competitors in the plastic to fuel market space.

On a normal run with Processor #2, we process approximately 140,000 lbs of plastic, continuously feeding it into the reactor, producing in excess of 15,000 gallons of spec fuel… and selling every drop of it.

Our Plastic2Oil technology is world class. We believe there is no other company in the world doing what we are doing at the rate we are doing it.

KEVIN RAUBER

As we grow our Company, there remain some challenges, which we will speak to shortly, but I believe the positives far outweigh them:

1. Firstly, our P2O processors process plastic in a manner that is far superior to any other technology we are aware of;

2. Secondly, as you will hear in the operations update, we are getting closer to having a third processor up and running;

3. We have buyers for 100% of the spec fuel we make;

4. We are making good, albeit slow, progress with RockTenn;

5. As we reported, the SEC civil action has been settled;

6. We continue to work on resolving our remaining legal issues; and

7. We continue to focus efforts on assembling a strong Board of Directors.

KEVIN RAUBER

Bottom line, we believe JBI is positioned to become the first cash flow positive unsubsidized plastic to oil company in the world.

We believe that we far exceed the metrics of other companies that have been in this space longer than us. For example:

1. Our continuous feed process allows us to process plastic faster than batch or ‘continuous batch’ fed machines.

2. The quality of emissions from our P2O process continue to far exceed what is required by the New York State Department of Environmental Conservation.

3. Our fuel requires no further refinement – this is unique in the marketplace, as far as we know.

4. To the best of our knowledge, our P2O system has a smaller footprint and lower capital cost than any other processor in the plastic to oil space.

5. We are the first permitted closed-loop system in North America.

6. And we believe that JBI’s P2O technology continues to evolve more rapidly than any other plastic to oil company in this space.

KEVIN RAUBER

So, having said that, we also clearly understand that we need to continue to focus on our primary goal, which is driving profitability.

Over the past year, we have determined that the shortest path to profitability is through transitioning the Niagara Falls plant from an R&D center to a profit center.

For this to happen, our focus needs to remain laser-sharp on the levers that drive profitability.

Firstly, we need to transform Processor #1 into a revenue center, even if it’s not the ‘workhorse’ that Processor #2 is.

The technology behind Processor #2 is sound; however, we have to continue to reduce the downtime between runs.

Thirdly, we need to get Processor #3 operational, producing fuel and revenue as quickly as possible.

Fourthly, we need to continue to secure long-term feedstock supply contracts and reduce the cost of our feedstock. We’ve been making significant strides in this area.

Additionally, we need to continue to have buyers for 100% of the fuel we produce – these companies are already lined up for the foreseeable future.

Finally, we need to continue to manage our costs in an aggressive manner.

We’ll address all of these points in today’s call.

KEVIN RAUBER

Before we get to a review of the financial report, I’d like to bring you up to date on an exciting new strategic initiative that we began in the third quarter of 2012.

John Bordynuik, our Chief of Technology, hypothesized that a mixture of heat transfer fluid and pre-processed plastic would deliver higher yields, and at a faster rate, than pre-processed plastic alone. After testing this hypothesis in our lab, we made the decision to move forward with several test runs in the plant using Processor #2.

We knew that the R&D associated with proving the validity of this new process had the potential to negatively impact production, revenue and gross profit margins in the short term; however, we believed this short term sacrifice would lead to significant longer term benefits.

In Q4, we undertook numerous runs of combined heat transfer fluid and plastic, in anticipation of clearing the first hurdle in the permitting process, which was the stack test performed in December, 2012.

When bringing a new technology to market, sometimes it is necessary to take two steps backward to take five steps forward.

The testing we were doing required more frequent shut-downs as we determined what effect the co-mingled feedstock stream was having on the processor. We were extremely pleased with the results, but our production numbers in Q4 did suffer.

Additionally, the extra volume of heat transfer fluid we ran in Q4 caused a spike in the plastic feedstock inventory housed at our recycling site in Thorold, Ontario. Basically, the plastic kept coming in, but we weren’t processing as much because of the R&D testing with the heat transfer fluid.

Subsequently, weather-related issues that caused high amounts of water to enter our plastic storage system made processing of this excess inventory difficult during the Q1 2013. Therefore, our feed rates and fuel production levels suffered in that period, resulting in revenues for the first quarter that will be lower than revenues for Q4 2012. We have fixed these issues and do not foresee a repeat of this situation in the future.

And, as I said at the start of this segment, we believe this new process will deliver highly positive results making this short-term sacrifice worthwhile. John will tell you a little more about the process shortly. For now, let’s get down to business and start with a review of the 2012 financials by our CFO, Matt Ingham.

MATT INGHAM

Thanks Kevin.

Welcome everyone. I would like to spend the next few minutes talking through a few of the key aspects of the financial statements that were included in our recent 10-K Annual Report.

MATT INGHAM

During 2012, we worked hard to strengthen our balance sheet, as evidenced by the following comparison as of December 31, 2012 and 2011:

Our cash balances increased by approximately $1.5 million.

During the year, we divested of the non-core business assets of Pak-It and Javaco, eliminating approximately $1.1 million of these impaired assets.

As we continue to grow our business, we have invested in significant amounts of property, plant and equipment.

During the year, we invested more than $3.7 million in these assets as well as deposits on property, plant and equipment to be delivered for our future expansion plans.

We have worked hard to reduce our outstanding payables and were able to reduce these by approximately $115,000 during the year.

We also paid off all $230,000 of our short-term loans during the year.

In addition to these highlights, we have significantly strengthened our working capital from a deficit of $1.7 million at December 31, 2011 to a surplus of $2.9 million at December 31, 2012.

MATT INGHAM

As we previously reported, our second processor came online during the first quarter of 2012.

This allowed us to produce more fuel in 2012 than in any year in our existence.

We continue to work through the procurement and processing costs of our feedstock. However, during the year, we were able to increase our fuel revenue from $166,000 to $615,000, an increase of approximately 271% over 2011 revenue.

Additionally, our cost of goods sold increased at roughly the same rate from $176,000 to $677,000, or 284% from the prior year.

Regarding cost of goods, we paid significantly higher prices for feedstock in Q4 than we anticipate paying in the future due to the R&D process with heat transfer fluid.

We anticipate that the cost of goods sold and gross profit will correct themselves as we continue to execute our business plan.

As you will see in the next slide, our cost per gallon is comprised of four main components; (1) feedstock costs; (2) feedstock pre-processing; (3) P2O processors and plant overhead, and (4) freight, for the shipment of plastics and fuels.

MATT INGHAM

You can see from this chart that the two largest components of our cost of goods sold are the feedstock procurement costs and feedstock pre-processing costs.

Tony Bogolin, our Chief Operating Officer, will speak more to this later in this call, however, we are constantly analyzing and assessing the costs of procuring feedstock and the costs associated with the pre-processing of this feedstock to get it ready for the processor.

We know and understand that among the key drivers to increasing our gross profit and reducing our costs are the containment of feedstock costs and the minimization of overall pre-processing.

We believe that our continuous focus on reducing these costs will allow us to increase our gross profit as we continue to produce more fuel.

As you can see from the chart, the P2O Processors and Plant Overhead costs account for 9% of the overall cost of a gallon of fuel, at approximately $0.11 per gallon.

We believe that the key to increasing our gross profit is obtaining more processor ready plastics in order to avoid the pre-processing costs incurred in converting the plastics to fuel.

MATT INGHAM

We are also encouraged by the growth that we have shown over the last eight quarters.

As we continue to move to a commercial production entity, we have worked to increase our revenues since the beginning of 2011.

We believe the chart you see here is a relatively normal picture for a company that is just emerging from R&D and beginning to ramp up production and starting to gain traction in terms of revenue.

We anticipate that the cost of goods and gross profit will continue to improve as we continue to execute our business plan.

MATT INGHAM

With regards to financings during 2012, we closed three private placements to continue to fund the Company.

In January 2012, we closed an approximately $3.4 million dollar private placement consisting of $1.00 units of the Company’s common stock and warrants to purchase additional shares of the Company’s common stock for $2.00, for a term of 18 months. This private placement also included a price protection clause that would allow for the issuance of additional shares of common stock should the Company hold a private placement for less than $1.00 per share of common stock for a certain future term.

During May 2012, we issued a private placement for approximately $11.2 million of common stock. The stock was issued at $0.80 per share, resulting in the issuance of 14.1 million shares. Additionally, as we issued shares at less than $1.00 per share, we enacted the aforementioned price protection clause and were required to issue an additional 880,250 shares of common stock to the investors from the January 2012 private placement.

In December 2012 and continuing into January 2013, we completed a private placement for approximately $8 million of Series B Convertible Preferred Stock. This private placement resulted in the issuance of 2.3 million shares of Series B Convertible Preferred Stock. Each of these shares are convertible at any time during the following 18 months and mandatorily convertible at the18 month anniversary into seven shares of our common stock, totaling 16.1 million shares of common stock, upon conversion.

Each of these private placements allowed us the additional liquidity we needed to continue to execute our business plan and continue to grow.

We raised $22 million dollars from these three private placements with accredited investors who believe in our technology, which we believe is a significant sign of market confidence.

Now I would like to turn the call over to Tony Bogolin, our Chief Operating Officer, for an operational update.

TONY BOGOLIN

Thank you, Matt.

TONY BOGOLIN

During 2012, we processed approximately 1.7 million pounds (845 tons) of waste plastic into fuel, as compared to approximately 628,000 pounds (314 tons) of waste plastic in 2011. This represented an increase of 169% of plastic processed year over year.

In 2012, we produced approximately 317,000 gallons of fuel, as compared to approximately 88,000 gallons of fuel in 2011, an increase of 260% year over year.

These increases were mainly due to a full year of production in 2012 as compared to a partial year in 2011 and the addition of a second P2O processor.

TONY BOGOLIN

This chart shows the gross profit margins for each of the three fuels we produced in 2012.

The two levers driving our profitability are our ability to:

1. Focus our production on the highest margin fuels; and

2. Reduce the feedstock and pre-processing costs.

These gross profit results were negatively impacted during the fourth quarter by the relatively high costs that we paid during the heat transfer fluid testing discussed earlier. We anticipate that we will be able to improve these costs in the future.

We are able to adjust the relative distribution of the fuels that we produce in order to take advantage of our customers’ demand and changing market conditions.  These changes to the distribution of fuels will be managed in order to maximize the gross profit margins realized on fuel sales.

TONY BOGOLIN

Our primary challenge at JBI is in reducing downtime. Our Plastic2Oil technology is sound. The downtime that we experience is primarily driven by operational and engineering issues, not issues related with the technology.

Our main opportunity for improvement is reducing the time it takes between runs and this is something that we feel we are addressing through engineering improvements, system standardization, operator controls and changes to our plant management structure.

John will speak to this in more detail a bit later in the call.

Recently, we have consulted with several large local chemical companies as we sought to design a model for plant management, starting with our Niagara Falls plant, that is more system focused, and less dependent on individual employees.

The advice we received has been invaluable and, as we have started to implement these changes, we have already begun to see a positive impact on our processor operations.

This was a very important step for our growth. This new structure will be the foundation of our model for roll-out. It will enable us to better leverage the technology – and we believe it is part of our blueprint for future success.

TONY BOGOLIN

As we discussed at the AGM last July, our strategy with plastic feedstock procurement is to focus on long term, strategic partnerships with companies looking to improve their environmental sustainability.

What we need is continuous and predictable streams of plastic, rather than small, intermittent drop offs.

We are also focused on sourcing feedstock that will help us to continue to maximize output of high quality fuels.

Ideally, we want “processor-ready” feedstock at reasonable pricing. Paying for material that is “processor-ready”, that doesn’t require any pre-processing such as shredding, many times, will be more economically viable than less expensive plastic that requires pre-processing before it can be fed into the P2O processors.

As part of our quality control of operations, we have instituted an approval process for procurement. Our in-house lab and chemists assess the feedstock viability as part of our procurement process.

We’re very confident about these improvements to our procurement process and equally confident about the long-term relationships we are developing with solid plastic sources.

Now, I’d like to invite John Bordynuik, our Chief of Technology, to give you an update on the technology.

JOHN BORDYNUIK

Thank you, Tony. 2012 was a productive and extremely busy year with our Plastic2Oil technology.

I’m here to give you a quick review of what we achieved in 2012.

JOHN BORDYNUIK

In February 2012, we successfully brought our second P2O processor online at our Company’s Niagara Falls plant. We ran it and had some planned downtime to add a cyclone, which removes particulate matter in the vapor stream, so we don’t end up with sediment in the diesel fuel.  This enables the processor to produce in spec diesel fuel.

In April of 2012, we had our most comprehensive audit of the Plastic2Oil process by a world renowned, independent third party engineering firm, SAIC. SAIC validated and verified the technology and economics of the P2O process.

In July 2012, we received an amended solid waste permit to run at 4,000 lbs/hour.

As Kevin mentioned earlier, in Q3 and Q4, we conducted heat transfer fluid testing – also referred to as HTF – with another successful stack test that confirmed the quality of emissions in this process. I will talk more about this shortly.

JOHN BORDYNUIK

We continue to receive external validation for the viability of our Plastic2Oil process through the companies shown on this slide.

The media coverage we received in 2012 included The Discovery Channel (Canada), National Public Radio and Buffalo Business First.

Our Fuel Oil No. 2 and Fuel Oil No. 6 were tested extensively by Intertek, Alberta Research Council and Southwest Research Institute, in addition to our customers.

However, the most significant validation for our fuels lies in the 53 tankers that we shipped to satisfied customers in 2012.

JOHN BORDYNUIK

The update on Processor #1 is that it is now a single kiln unit, without a pre-melt, and it has been modified for heat transfer fluid and plastic combined.

It will operate in limited capacity, processing only plastic until we receive our amended permits to use HTF.

Processor #1 will be used for production and R&D without affecting the production of the other two processors.

JOHN BORDYNUIK

Since the beginning of March and the operational plant structure change, we have had no running issues with Processor #2.

Processor #2 makes Diesel, Fuel Oil No. 6 and Naphtha. Additionally, HTF support hardware has already been installed and tested.

We try to run Processor #2 for a minimum of 140,000 lbs of plastic per cycle, which usually yields around 15,000 gallons of fuel.

Uptime is dependent on the amount of time in which residue accumulates. Even as residue accumulates, the inside of Processor #2 stays extremely clean, with little to no petcoke stuck to the walls.

The isolated cost to run Processor #2 with staff, utilities and depreciation included is minimal, at $0.11 per gallon of fuel produced.

As Tony mentioned, much of the costs incurred and the cost reduction that needs to take place is before the feedstock even gets to the machine.

Since Fall 2012, processor #2 has been successfully operating in its final production state.

JOHN BORDYNUIK

As we talked about at the AGM, the original Processor #1 had all of the chemical reactions occurring in one kiln. This was further optimized by adding a second kiln to Processor #2 to melt the plastic. However, the main reactor in Processor #2 accumulates residue until the feed has to be stopped and the reactor emptied, resulting in downtime.

The solution to this problem was to add a third, half-sized kiln to condition and continuously extract the residue from the processor in real time. So, Processor #3 is now a 3-kiln machine.

As previously reported, we encountered unanticipated delays obtaining the parts for Processor #3. The external fabricators and suppliers we contracted with greatly underestimated the resources they required and time that it would take for them to manufacture the components.

The original target date for initial component delivery was August 2012. However, the kilns were not delivered until November 2012, and the towers you see here were delivered in March 2013.

We’ve learned from this experience and in the future we expect to contract with financial penalties in place for late delivery.

However, all parts are now on-site for Processor #3. We plan to have cycled and tested Processor #3 during Q2 2013, barring any unforeseen obstacles.

Processors #4 and #5 are being constructed at this time.

JOHN BORDYNUIK

Also, as Tony mentioned, we’ve have been working on a number of improvements to the business, including an organizational audit for the production staff of the plant, which will be the foundation for future growth. It’s been very exciting and we are confident in the plan that has evolved.

We started in May 2012 to prepare the newest building to support future operations and build infrastructure to accommodate Processor #3.

Recently, we also installed additional fuel storage tanks. If the tankers are not on-time to pick up fuel, and our storage tanks are full, we have to shut down fuel production. That made our decision easy: to add 50,000 gallons of additional fuel storage capacity, shown here, to accommodate the production from our processors.

In addition, in 2012, we hired a professional draftsperson to document Processor #3 with engineering prints, providing us with complete documentation for the replication of Processor #3 and the assembly of Processors #4 and #5.

JOHN BORDYNUIK

Also, as Tony mentioned, in early March we reached out to larger local chemical companies, including IsleChem, and talked to them about the layout of structures and systems for operation and maintenance. What we learned was that these large companies consistently used the same staff structure for production, which we have been able to mirror and implement successfully.

As part of this process, we realized we needed to hire chemical engineers to work alongside the operators and material handlers..

The reasoning for this is found in understanding the value of the overlapping expertise this trio provides – chemical knowledge, mechanical knowledge and processing knowledge all working together.

This is important because the P2O Processor is not based on a simple industrial controller. The process was highly modeled and responds to changes in some cases instantly, in some cases in several hours, and in other cases 12 hours into the future.

Here’s an example of what I’m talking about: Say an operator thinks the fuel towers are running too hot. If we cut the plastic feedstock, it won’t slow down the process (like you might think), it actually speeds it up, getting hotter and making more fuel. Then the next ‘logical’ thing would be to shut down the feed altogether to cool the system down, but that doesn’t work either. If we slow down the feed now, four hours from now the system will leave steady-state, which means the fuel production drops off.

JOHN BORDYNUIK

However, we need to be able to make decisions based on what’s happening now, combined with what we want the machine to be doing in the future. We need to make decisions about the overall process not only during isolated moments.

This is where the team of 3 – the chemical engineer, the operator and the materials handler – work together to manage the process. Their 3 timelines and perspectives overlap and create a synergistic response.

The computer will make the automated decisions and the Operator manages the computer. But the Operator needs the understanding of the chemical engineer and the material handler as well, to create a full, accurate picture of what’s going on in the process at any given time.

So, we are excited to be almost finished hiring to fill out 7 days a week, 3 shifts a day for the cluster of processors at the Niagara Falls plant.

JOHN BORDYNUIK

Processing plastic with heat transfer fluid is a huge move forward in the evolution of our technology.

Heat transfer fluid is any hydrocarbon-based liquid, including waste oil, hydraulic oil, cutting fluids, off-spec lubricants and monomers and waste fuels derived from oil water separators.

The benefits of combining the HTF with the plastic are:

1.
Densification and Heat Transfer – This is important because the waste oil used as heat transfer fluid acts as a natural densifier for the plastic. Also, because melting plastic is very endothermic by nature, using HTF allows us to transfer a lot of heat into large chunks of solid plastic and melt them much more quickly than large chunks by themselves.

2.
Throughput Increase – Using heat transfer fluid reduces the residence time of the plastic in the system. In addition, pumping liquids into the system is much easier than handling solids or raw materials. Also, the HTF requires little or no pre-processing before hand.

As previously discussed, the HTF used during the testing period was more costly than will be expected in the future, due to specific requirements for the testing.

Based on these factors, we believe that this new process is well worth the resources we invested in Q4 2012 and residual downtime experienced in Q1 2013.

We must amend our simple air permit and solid waste 360 permit before we can use heat transfer fluid in production.

JOHN BORDYNUIK

Plastic densification is very important.

Plastic is loaded into the processor through a fixed volume pipe. If the pipe is filled and emptied into the processor 30 times an hour, for example, the hourly feed rate for the process is 30 times the weight of the plastic that was filled in the pipe. Therefore, maximizing the weight of the plastic (or densifying it) in that pipe enables us to improve throughput.

This is important when dealing with something like agricultural film. Agricultural film is plentiful and makes great fuel, but it is also very light. So, densifying it before it is fed into the processor enables us to increase fuel production.

There are many proven technologies that exist to densify plastic. We’ve investigated a number of options and have decided that this is an area in which experience trumps experimentation. As a result, we have started working with the Harris Group – an engineering firm recommended by SAIC – to assist us in the selection and implementation of the most proven, efficient and cost-effective plastic densifying solution available.

As an added benefit, it is also nice to have this type of partner with vast engineering experience in all areas to assist us with best practices, system improvements, and efficiencies.

I look forward to updating on our technology in our next quarterly report. I’d like to give the call back to Kevin Rauber now.

KEVIN RAUBER

Thank you, John.

I have just a few more quick things before we conclude today.

KEVIN RAUBER

We’d like to offer up a few more details in response to some of the questions we received.

With regards to future financings, to date it has been appropriate to sell equity in private placements to high net worth individuals. We believe we are moving into a stage of development where we also will be attractive to institutional investors.
_________

With regards to our partnership with RockTenn, there is a master agreement in place and there will be addendums for each site. We are currently negotiating the fine points relative to the Jacksonville site.
__________

We continue to receive questions about uplisting to a securities exchange, as opposed to the OTC market. As we’ve said before, when we qualify and we feel the time is right, we will pursue this type of opportunity.

KEVIN RAUBER

As we wrap up 2012 and move well into 2013, our focus remains laser-sharp on the three key aspects of our business plan:

1. The procurement of plastic feedstock
2. Processing that feedstock through our Plastic2Oil solution; and
3. Selling the fuel we produce

We believe our Plastic2Oil technology is world class. We believe there is no other company in the world doing what we are doing at the rate we are doing it.

The extent to which our P2O process has been validated on multiple levels is unprecedented. We remain focused on translating that validation into profitability and building long-term shareholder value.

Thank you for your time today.